Exhibit 99.1

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	November 1, 2012

Spectra Energy Reports Third Quarter 2012 Results

•	Reported net income from controlling interests of $179 million, $0.27 earnings per share (EPS), compared with $254 million, $0.39 EPS, in the prior year quarter.

•	Third quarter 2012 earnings in line with company expectations, except for the effects of lower commodity prices.

•	Lower commodity prices expected to affect full year results; remain focused on longer term with at least $20 billion in expansion opportunities through the end of the decade.

•	Quarterly dividend increased to $0.305 per share – representing a $0.10 or 8.9 percent increase in annual dividend.

HOUSTON – Spectra Energy Corp (NYSE: SE) reported 2012 third quarter net income from controlling interests of $179 million, or $0.27 diluted EPS, compared with $254 million, $0.39 diluted EPS, in the prior year quarter. Ongoing net income from controlling interests for the 2012 quarter was $179 million, or $0.27 diluted EPS, versus $247 million, $0.38 diluted EPS, in the prior year quarter.

“Spectra Energy’s fee-based businesses continued to generate strong earnings and cash flows, helping to lessen the effects of lower commodity prices,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp.

“Industry fundamentals and our commitment to delivering superior total shareholder return remain strong, as underlined by our action to increase the quarterly dividend, effective with the fourth quarter 2012 payment. Looking ahead, we remain confident in our ability to secure and deliver growth for our investors through realizing at least $20 billion in expansion projects by the end of the decade,” he said.

BUSINESS EXPANSION UPDATES

Currently, Spectra Energy is executing on $8 billion of expansion projects, and the company is already realizing benefits from projects going into service. In the U.S., the Philadelphia Lateral and TEAM 2012 projects are now in service and generating revenues. Additionally, the NJ-NY Expansion kicked off construction in the third quarter and is on track to enter service in late 2013.

In Western Canada, the T-North 2012 Project is slated for a fourth quarter 2012 in-service, and construction of the Fort Nelson North plant will be completed in the fourth quarter of 2012, with the project going into service early next year.

Spectra Energy also recently announced an agreement in principle to acquire a one-third interest in the Sand Hills and Southern Hills Pipelines, both of which are currently under construction by DCP Midstream LLC (DCP Midstream), a 50/50 joint venture between Spectra Energy and Phillips 66. The transaction is expected to close by the end of November. Upon closing, Spectra Energy, Phillips 66, and DCP Midstream each will own a one-third interest in the two natural gas liquids pipelines.

The company also has made good progress on its $20 billion project backlog. During the third quarter, Spectra Energy entered an agreement with partners DTE Energy and Enbridge to build the NEXUS project, which will move growing supplies of Ohio Utica shale gas to markets in Ohio, Michigan and Ontario, Canada. The agreement also provides Spectra Energy a 20-percent ownership in Vector Pipeline upon completion of the project. Spectra Energy’s AIM project, which will expand capacity of the company’s Algonquin system, is in the midst of an open season and is receiving high levels of interest. And lastly, in Western Canada, Spectra Energy recently announced plans to jointly develop, with BG Group, a new natural gas pipeline from northeast B.C. to BG Group’s proposed LNG export facility in Prince Rupert. This new opportunity will leverage surplus B.C. natural gas supplies and facilitate its export to high-demand international markets.

SEGMENT RESULTS

U.S. Transmission

U.S. Transmission reported third quarter 2012 earnings before interest and taxes (EBIT) of $238 million, compared with $235 million in third quarter 2011. Quarterly EBIT results reflect increased earnings from expansions and lower operating costs. These benefits were partially offset by lower processing revenues and, as anticipated, lower storage revenues.

Distribution

Distribution reported third quarter 2012 EBIT of $55 million, compared with $50 million in third quarter 2011 mainly due to higher short-term transportation revenues.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported third quarter 2012 EBIT of $83 million, compared with $119 million in third quarter 2011. This $36 million decrease in EBIT was driven by a $43 million reduction at the Empress natural gas liquids business, attributable to lower NGL prices. These results were partially offset by improved results in the gathering and processing business, driven by higher contracted volumes from expansions in the Horn River and Montney areas of British Columbia.

Field Services

Field Services reported third quarter 2012 EBIT of $62 million, compared with $134 million in third quarter 2011. This $72 million decrease in EBIT was driven by an approximately $90 million reduction due to lower natural gas liquids and natural gas prices. Also reducing EBIT were higher planned repairs and maintenance costs as a result of asset growth. Partially offsetting these reductions were gains associated with unit issuances by DCP Midstream’s master limited partnership and a reduction in depreciation expense, as previously reported.

During the third quarters of 2012 and 2011, respectively, NGL prices averaged $0.72 per gallon versus $1.24 per gallon, NYMEX natural gas averaged $2.81 per million British thermal units (MMBtu) versus $4.19 per MMBtu, and crude oil averaged approximately $92 per barrel versus approximately $90 per barrel.

DCP Midstream paid distributions of $25 million to Spectra Energy in third quarter 2012.

Other

“Other” reported net costs of $29 million and $23 million in the third quarter 2012 and 2011, respectively. Other is comprised primarily of corporate costs, including benefits and captive insurance.

Interest Expense

Interest expense was $159 million for third quarter 2012, compared with $157 million for third quarter 2011.

Income Taxes

Third quarter 2012 income tax expense from continuing operations was $72 million, compared with $108 million reported in the third quarter of 2011. The lower tax expense was driven by lower earnings and a lower Canadian effective tax rate. The effective tax rate was 26 percent in the third quarter of 2012, compared with 28 percent in the third quarter of 2011.

Reconciliation of Reported to Ongoing Net Income – Controlling Interests

( in millions)

	Quarters Ended September 30,
	2012	2011
Net Income – Controlling Interests as Reported	$179	$254
Adjustments to Reported Net Income – Controlling Interests:
Discontinued Operations	—	(7)

Ongoing Net Income – Controlling Interests	$179	$247

Reconciliation of Reported to Ongoing Diluted EPS

	Quarters Ended September 30,
	2012	2011
Diluted EPS as Reported	$0.27	$0.39
Discontinued Operations	—	(0.01)

Diluted EPS, Ongoing	$0.27	$0.38

Additional Information

Additional information about third quarter 2012 earnings can be obtained via the Spectra Energy Web site: www.spectraenergy.com.

The analyst call is scheduled for today, Thursday, November 1, 2012, at 8:00 a.m. CT. The webcast can be accessed via the Investors Section of Spectra Energy’s Web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 for International. The conference code is “40011318” or “Spectra Energy Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, February 1, 2013, by dialing (855) 859-2056. The international replay number is (706) 634-8942, with above conference ID. A replay and transcript also will be available by accessing the Investors Section of the company’s Web site.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items and discontinued operations. Special items represent certain charges and credits which we believe will not be recurring on a regular basis, and discontinued operations do not represent our ongoing core business. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods.

The primary performance measure used by us to evaluate segment performance is segment EBIT from continuing operations, which at the segment level represents earnings from continuing operations (both operating and non-operating) before interest and taxes, net of noncontrolling interests related to those earnings. We consider segment EBIT, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our ownership interest in operations without regard to financing methods or capital structures.

We also use ongoing segment EBIT and Other EBIT (net costs) as measures of performance. Ongoing segment and Other EBIT are non-GAAP financial measures as they represent reported segment and Other EBIT adjusted for special items. We believe that the presentation of ongoing segment and Other EBIT provide useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBIT are reported segment or Other EBIT, which represent EBIT from continuing operations, including any special items.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition; the performance of natural gas transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary

Statement Regarding Forward-Looking Information” in our 2011 Form 10-K, filed on February 27, 2012, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For more than a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 19,000 miles of transmission pipeline, approximately 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

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Spectra Energy Corp

Quarterly Highlights

September 2012

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
COMMON STOCK DATA
Earnings Per Share From Continuing Operations, Diluted	$0.27	$0.38	$1.11	$1.34
Earnings Per Share, Diluted	$0.27	$0.39	$1.11	$1.37
Dividends Per Share	$0.28	$0.26	$0.84	$0.78
Weighted-Average Shares Outstanding, Diluted	655	652	655	652

INCOME
Operating Revenues	$1,072	$1,123	$3,728	$3,923
Total Reportable Segment EBIT	438	538	1,563	1,788
Income from Discontinued Operations, Net of Tax	—	7	2	23
Net Income—Controlling Interests	179	254	727	895

EBIT BY BUSINESS SEGMENT
U.S. Transmission	$238	$235	$746	$757
Distribution	55	50	281	305
Western Canada Transmission & Processing	83	119	315	373
Field Services	62	134	221	353

Total Reportable Segment EBIT	438	538	1,563	1,788
Other EBIT	(29)	(23)	(83)	(76)

Total Reportable Segment and Other EBIT	$409	$515	$1,480	$1,712

CAPITAL AND INVESTMENT EXPENDITURES
U.S. Transmission			$651	$534
Distribution			172	200
Western Canada Transmission & Processing			548	515
Other			47	56

Total Capital and Investment Expenditures, Excluding Acquisitions			$1,418	$1,305

Acquisitions (a)			$30	$390

	September 30,	December 31,
	2012	2011
CAPITALIZATION
Common Equity—Controlling Interests	39%	39%
Noncontrolling Interests and Preferred Stock	5%	5%
Total Debt	56%	56%

Total Debt	$12,490	$11,723
Book Value Per Share (b)	$13.15	$12.39
Actual Shares Outstanding	653	651

(a)	Represents 2012 payment of a portion of the purchase price previously withheld in connection with the acquisition of Bobcat and 2011 acquisition of Big Sandy natural gas pipeline system.
(b)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

September 2012

(Unaudited)

(In millions, except where noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
U.S. TRANSMISSION
Operating Revenues	$460	$471	$1,419	$1,411
Operating Expenses
Operating, Maintenance and Other	165	184	484	486
Depreciation and Amortization	70	69	211	203
Gains on Sales of Other Assets and Other, net	—	4	3	8
Other Income and Expenses	40	40	103	103
Noncontrolling Interests	27	27	84	76

EBIT	$238	$235	$746	$757

Proportional Throughput, TBtu (a)	650	659	2,025	2,085

DISTRIBUTION
Operating Revenues	$269	$276	$1,188	$1,347
Operating Expenses
Natural Gas Purchased	50	60	425	556
Operating, Maintenance and Other	110	112	323	326
Depreciation and Amortization	54	54	159	160

EBIT	$55	$50	$281	$305

Number of Customers, Thousands			1,370	1,352
Heating Degree Days, Fahrenheit	295	246	3,994	4,948
Pipeline Throughput, TBtu	158	139	584	626
Canadian Dollar Exchange Rate, Average	1.00	0.98	1.00	0.98

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$348	$392	$1,143	$1,202
Operating Expenses
Natural Gas and Petroleum Products Purchased	81	86	304	275
Operating, Maintenance and Other	142	148	406	428
Depreciation and Amortization	50	46	145	140
Other Income and Expenses	8	7	27	14

EBIT	$83	$119	$315	$373

Pipeline Throughput, TBtu	158	180	490	529
Volumes Processed, TBtu	162	187	501	537
Empress Inlet Volumes, TBtu	121	145	401	455
Canadian Dollar Exchange Rate, Average	1.00	0.98	1.00	0.98

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$62	$134	$221	$353

EBIT	$62	$134	$221	$353

Natural Gas Gathered and Processed/Transported, TBtu/day (b)	7.2	7.1	7.1	6.9
Natural Gas Liquids Production, MBbl/d (b,c)	398	392	401	375
Average Natural Gas Price Per MMBtu (d)	$2.81	$4.19	$2.59	$4.21
Average Natural Gas Liquids Price Per Gallon (e)	$0.72	$1.24	$0.83	$1.21
Average Crude Oil Price Per Barrel (f)	$92.22	$89.76	$96.17	$95.48

(a)	Trillion British thermal units
(b)	Includes 100% of DCP Midstream volumes
(c)	Thousand barrels per day
(d)	Million British thermal units. Average price based on NYMEX Henry Hub
(e)	Does not reflect results of commodity hedges
(f)	Average price based on NYMEX calendar month

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating Revenues	$1,072	$1,123	$3,728	$3,923
Operating Expenses	744	765	2,516	2,610
Gains on Sales of Other Assets and Other, net	—	3	2	7

Operating Income	328	361	1,214	1,320

Other Income and Expenses	107	178	350	470
Interest Expense	159	157	471	471

Earnings From Continuing Operations Before Income Taxes	276	382	1,093	1,319
Income Tax Expense From Continuing Operations	72	108	289	372

Income From Continuing Operations	204	274	804	947
Income From Discontinued Operations, net of tax	—	7	2	23

Net Income	204	281	806	970
Net Income—Noncontrolling Interests	25	27	79	75

Net Income—Controlling Interests	$179	$254	$727	$895

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2012	2011
ASSETS

Current Assets	$1,621	$1,764
Investments and Other Assets	7,127	7,014
Net Property, Plant and Equipment	19,607	18,258
Regulatory Assets and Deferred Debits	1,227	1,102

Total Assets	$29,582	$28,138

LIABILITIES AND EQUITY

Current Liabilities	$4,023	$3,101
Long-term Debt	9,892	10,146
Deferred Credits and Other Liabilities	5,991	5,737
Preferred Stock of Subsidiaries	258	258
Equity	9,418	8,896

Total Liabilities and Equity	$29,582	$28,138

Spectra Energy Corp

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$806	$970
Adjustments to reconcile net income to net cash provided by operating activities	648	717

Net cash provided by operating activities	1,454	1,687

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(1,450)	(1,546)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(35)	(188)

Effect of exchange rate changes on cash	3	(9)

Net decrease in cash and cash equivalents	(28)	(56)
Cash and cash equivalents at beginning of period	174	130

Cash and cash equivalents at end of period	$146	$74

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2012 Quarter-to-date

(In millions, except per-share amounts)

Reported Earnings/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Transmission	$238

Distribution	55

Western Canada Transmission & Processing	83

Field Services	62

Total Reportable Segment EBIT	438

Other	(29)

Total Reportable Segment and Other EBIT	$409

EARNINGS

Total Reportable Segment EBIT and Other EBIT	$409
Interest Expense	(159)
Interest Income and Other	26
Income Taxes from Continuing Operations	(72)

Total Net Income	$204

Total Net Income—Noncontrolling Interests	(25)

Total Net Income—Controlling Interests	$179

EARNINGS PER SHARE, BASIC	$0.27

EARNINGS PER SHARE, DILUTED	$0.27

Weighted Average Shares (reported and ongoing)—in millions

Basic	653

Diluted	655

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

September 2011 Quarter-to-date

(In millions, except per-share amounts)

	Reported Earnings	Discontinued Operations		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Transmission	$235	$—		$235

Distribution	50	—		50

Western Canada Transmission & Processing	119	—		119

Field Services	134	—		134

Total Reportable Segment EBIT	538	—		538

Other	(23)	—		(23)

Total Reportable Segment and Other EBIT	$515	$—		$515

EARNINGS

Total Reportable Segment EBIT and Other EBIT	$515	$—		$515
Interest Expense	(157)	—		(157)
Interest Income and Other	24	—		24
Income Taxes from Continuing Operations	(108)	—		(108)
Discontinued Operations, net of Tax	7	(7	)A	—

Total Net Income	$281	$(7)		$274

Total Net Income—Noncontrolling Interests	(27)	—		(27)

Total Net Income—Controlling Interests	$254	$(7)		$247

EARNINGS PER SHARE, BASIC	$0.39	$(0.01)		$0.38

EARNINGS PER SHARE, DILUTED	$0.39	$(0.01)		$0.38

A—Primarily net revenues from Sonatrach settlement transactions.

Weighted Average Shares (reported and ongoing)—in millions

Basic	650

Diluted	652